EXHIBIT 8(f)(4)

AMENDED SCHEDULE A TO PARTICIPATION AGREEMENT

(NATIONWIDE)

SCHEDULE A

Revised May 1, 2013

Separate Account:

Separate Account VA B

Product:

Transamerica Advisor EliteSM Variable Annuity

Fund:

NVIT Developing Markets Fund – Class II